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                                                                   EXHIBIT 10.82


                         Employment & Retainer Agreement

This Agreement is entered into on May 8, 2000 by Decora Industries, Inc. (the "Company"), Tatum CFO Partners, LLP ("Tatum") and Robert J. Hanlon, Jr. (the "CFO") (collectively, the "parties").

WHEREAS, the Company wishes to engage the CFO to provide certain services and Tatum wishes that the CFO provide such services in return for certain consideration; the parties after full and careful negotiation agree as follows:

I.   Services; Fees; Payments

A. Beginning on May 8, 2000, (the "Effective Date"), the CFO will perform, under the title chief financial officer, CFO Services as set forth in
     Section II for a total monthly fee of $20,000 (the "Monthly Fee")
B.   The CFO will provide CFO Services for 5 days per week.
C. The Company will pay the CFO directly according to the Company's normal payroll process a portion of the Monthly Fee equal to $16,666 (the "Salary") and will pay Tatum the remaining portion of $3334 ("Retainer Fee").
D.   This Agreement will expire on December 31, 2001.
E. The Company also will provide Tatum the incentive bonus or warrants or options set forth in Schedule A.
F. The Company will pay all amounts owed Tatum no later than the same day of the month for which amounts are invoiced.
G. The Company will promptly reimburse the CFO for reasonable travel and out-of-pocket business expenses.

II.  CFO Services

CFO Services are defined as those certain services as specified and directed by the Company from time to time and which the CFO is able to perform within the time allotted under this agreement.

III. The Relationship of the CFO and the Company

A. The Company, Tatum and the CFO agree that the CFO will be an employee of the Company.
B. As an employee of the Company, the CFO will work under the exclusive management and authority of the Company.
C. The CFO will serve the Company as an officer of the Company, but only if the following conditions are met without exception; the CFO is duly elected as an officer by its Board of Directors; and the CFO has received written evidence that he or she is covered as an officer by director and officer insurance maintained by the Company at no additional cost to the CFO or Tatum.
D. The CFO may sign federal or state securities filings but only if the following condition is met without exception; the CFO receives written evidence that he or she in signing such filings is covered by applicable insurance (whether director

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     and officer insurance or a special policy) maintained by the Company at no additional cost to the CFO or Tatum.

E. The CFO will be eligible for vacation and holidays consistent with the Company's policy as it applies to senior management and the CFO will be exempt from any delay periods required for eligibility.
F. The CFO elects not to participate in the Company's employee retirement plan or any other employee benefit plan, and waives any coverage that may otherwise exist. The Company will not include the CFO as participant in any such plan, unless required to do so by law for plan qualification. However, notwithstanding the foregoing, the CFO may participate in the Company's 401(k) plan at the Company's option.
G. The CFO waives any past or present claim it may have against the Company for any discrimination.


IV.  The Relationship of Tatum and the Company

The Company, Tatum and the CFO agree that for purposes of this Agreement, Tatum's relationship with the Company is to make the CFO available to the Company to provide CFO services. However, the Company is solely responsible for its evaluation, management and use of the CFO and the CFO Services.

V.   The Relationship of Tatum and the CFO

The Company, Tatum and the CFO agree that for purposes of this Agreement, Tatum's relationship with the CFO is to make available to the CFO certain resources of Tatum. These resources are not warranted or guaranteed in any way and the Company is solely responsible for its evaluation, management and use of these resources.

VI.  Standard Disclaimers

A. Neither Tatum nor the CFO will be liable for Y2K related losses, costs, damages or expenses.
B. Tatum will not be liable for any non-compliance with federal, state or local laws or regulations.
C. The Company agrees that reports, projections and/or forecasts can be prepared only at the Company's direction and reflect the judgment of the Company. Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections and/or forecasts; and will not be held liable for any claims of reliance on such reports, projections and/or forecasts.

VII. Indemnity Joint Defense; Liability Limitations; Arbitration; Insurance

A. The Company agrees to indemnify Tatum to the full extent permitted by law for any losses, costs, damages and expenses, including attorneys' fees, as such are incurred, in connection with (1) any cause of action, suit or other proceeding arising in connection with Tatum's engagement by the Company under this Agreement, the CFO's employment with the Company or the CFO's activities while employed by the Company, and (2) any legal proceeding in which Tatum may be required or agree to participate, but in which Tatum is not a party. This indemnification does not apply to actions taken by Tatum in bad faith.


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B.   If the Company and Tatum are defendants in any action, suit, or other proceeding, the defense of Tatum will be represented by counsel selected by Tatum.
C. The Company and Tatum agree to binding arbitration under the rules of the American Arbitration Association ("AAA"), to take place in the AAA's Atlanta office, if any dispute arises between them.
D. The parties recognize and agree that any breach by Tatum of this Agreement would result in injury that would be impossible to accurately ascertain. Therefore, Tatum shall pay to the Company as liquidated damages, and not as a penalty, an amount equal to two full months of Retainer Fee. The parties agree that this amount of liquidated damages represents a reasonable approximation of the damages that would be incurred as a result of a breach by Tatum of this Agreement.
E. In any event, at any time, Tatum may pay a sum equal to the total Retainer Fee paid under this Agreement for the most recent four months, which payment the Company agrees shall serve as final satisfaction and accord for any and all such liabilities of Tatum under this Agreement.
F. As a precondition for recovery of any alleged liability, the Company shall give Tatum notice, in writing, of the alleged basis for liability within thirty (30) days of discovering the circumstances giving rise to such alleged liability, and no legal or other action shall be taken by the Company against Tatum (i) more than (60) days after such notice has been given or (ii) less than thirty (30) days after such notice has been given, in order that Tatum shall have the opportunity to investigate in a timely manner and, where possible, correct or rectify the alleged basis for liability.
G. Tatum will not be liable in any event for incidental or consequential damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.
H. To the extent the Company has directors' and officers' liability insurance ("including entity coverage") and/or errors and omissions liability insurance in effect, the Company will provide such insurance coverage for the CFO.

VIII. General Terms and Conditions

A. Tatum retains the right to terminate this agreement immediately if the Company has not remained current with its obligations to Tatum under this Agreement, the Company is engaged in or asks the CFO to engage in an illegal or unethical activity, or by death or disability of the CFO.
B. The provisions on the attached Schedule A are incorporated by reference as if set forth herein; and the provisions concerning the bonus in Schedule A will survive any cancellation of this Agreement. (Use only if a Schedule A is included.)
C. Neither the Company, Tatum or the CFO shall be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.
D.   This Agreement is governed by Georgia law.
E. The terms of this Agreement are severable, and they may not be amended except in writing signed by the parties. This Agreement binds and benefits the successors of the parties.

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F.   This Agreement contains the entire agreement between the parties, superseding any prior oral or written statements or agreements.
G. The persons signed below are authorized to sign on behalf of each party, and their signatures are all necessary.


The COMPANY              TATUM CFO                 The CFO
                         PARTNERS, LLP


/s/ Ronald A. Artzer     /s/ John Luergo           /s/ Robert J. Hanlon
----------------------   ----------------------    --------------------------
Signature                Signature                 Signature

Ronald A. Artzer
President and CEO        /s/ John Luergo           Robert J. Hanlon
----------------------   ----------------------    --------------------------
Name and Title           Name, Area Limited        Name
                         Partner

5/5/00                   5/18/00                   5/5/00
----------------------   ----------------------    --------------------------
Date                     Date                      Date



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                                   SCHEDULE A
                         Employment & Retainer Agreement



A.   Incentive Bonus or Options or Warrants
     As Follows:
     1. The Cfo will participate in the Executive Incentive plan at the target rate of 60% of the annual base salary, Payment is based upon the achievement of the corporation in three key areas: Sales, EBITDA, and Earnings per share. A complete copy of the incentive plan will be made available.

     2. The CFO will receive options to purchase 50,000 shares of DECORA Industries, Inc. at an exercise price of $5.00 per share. As an officer of Decora, these options can be characterized as either Incentive stock options (ISO's) or Non-qualified stock options (NQSQ's). It has been Decoras prior practice to issue the maximum number of ISO's under applicable tax law, with the remaining option issued to NQSQ's. The maximum number of ISO's that may vest in any one year is equal to $100,000 dividend by the fair market value of the underlying securities as of the date of the grant.